Rouse Properties Reports Fourth Quarter and Full Year 2012 Results
- Exceeded Core 2012 FFO Guidance by $0.03 Per Share to $1.26 Per Share -
- Signed Over 655,000 Square Feet of Leases In Fourth Quarter, 2.1 Million in 2012 -
- Leased Percentage Improved to 90.0%; Up 70 Basis Points From Prior Quarter-
- Completed the Acquisition of The Mall at Turtle Creek for $96.3 million -
- Quarterly Dividend Increase By More Than 85% to $0.13 Per Share -

New York, NY, March 7, 2013 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE) a national owner of regional enclosed malls, today announced consolidated and combined results for the three months and year ended December 31, 2012.
"Our leasing momentum has continued to build throughout our first year as a stand alone company," commented Andrew Silberfein, President and Chief Executive Officer of Rouse Properties.  “We completed 655,000 square feet of leasing in the quarter, bringing our 2012 total to over 2.1 million square feet. Our portfolio ended the year 90.0% leased, a 230 basis point increase over the prior year, with our permanent leasing percentage improving by 433 basis points. We continue to make meaningful progress across each of our strategic objectives: enhancing our malls through strategic and cosmetic improvements, improving our balance sheet, and executing on our targeted acquisition program in select markets throughout the country. The strength and quality of our team, national platform and financial flexibility will continue to allow us to unlock the value in our existing portfolio and grow our Company in the middle market mall sector."

Operational and Financial Highlights Fourth Quarter 2012

•
Exceeded the high end of the Core Funds From Operations ("Core FFO") guidance range by $0.03 per share for 2012; Core FFO as of year end was $1.26 per share compared to the guidance range of $1.16 to $1.23 per share.

•	Leased over 655,000 square feet in the quarter, an increase of 175% compared to the same period last year, bringing our 2012 total to 2.1 million square feet.

•	Leased percentage was 90.0% at quarter end, an increase of 70 basis points compared to the end of the prior quarter.

•	Permanent leasing increased 144 basis points compared to the end of the prior quarter.

•	Total average rental rate for new and renewal leases, on a same suite basis, increased 7.8% and the initial rental rate for new and renewal leases increased 3.5%.

•	Portfolio tenant sales increased to $296 per square foot; on a comparable trailing twelve month basis the same property tenant sales increased 2.6%.

Financial Results for the Three Months Ended December 31, 2012
Core FFO was $18.7 million, or $0.38 per diluted share, as compared to $25.2 million, or $0.70 per diluted share in the prior year period. Core FFO per share using a normalized share count was $0.38 per share as compared to $0.51 per share in the prior year period. The decrease over the prior year is primarily a result of the inclusion of actual costs associated with general and administrative and increased interest expense. The 2011 results only included an allocation of general and administrative costs from General Growth Properties, the Company's parent company prior to the spin off on January 12, 2012 whereas 2012 results included actual costs incurred as a stand alone company. Interest expense increased as the Company had a lower average outstanding debt amount on the portfolio during 2011 than at the time of the spin-off and thereafter.
Core Net Operating Income (“Core NOI”) was $39.5 million as compared to $36.9 million in the prior quarter and $41.8 million in the prior year period.

Net loss was $(13.6) million, or $(0.28) per diluted share, as compared to a net loss of $(4.9) million, or $(0.14) per diluted share in the prior year period. Net loss per share based on a normalized share count was $(0.27) per share as compared $(0.10) per share in the prior year period. The increase in net loss was primarily the result of an increase in actual general and administrative costs, other expenses, interest expense, and the amortization of deferred financing costs.
Financing
In October, the Company placed a new $51.8 million non-recourse mortgage on Animas Valley Mall, located in Farmington, NM. The loan bears interest at a fixed rate of 4.41% and has a term of ten years. Approximately $37.1 million of the proceeds were used to reduce the Term Loan's outstanding balance to approximately $287.9 million. Net proceeds to the Company after related closing costs were approximately $14.3 million.
Acquisition
In December, the Company acquired The Mall at Turtle Creek and an adjacent shopping center, Turtle Creek Crossing (collectively "Turtle Creek"), located in Jonesboro, Arkansas. Turtle Creek was acquired for a total purchase price of approximately $96.3 million. As part of the acquisition, the Company assumed a $79.5 million, 6.54%, fixed rate mortgage due in June 2016. Turtle Creek totals approximately 731,000 square feet, and is anchored by Dillard's, JCPenney, and Target and generates mall shop sales of approximately $345 per square foot. With the nearest enclosed mall located over 75 miles away, this dominant regional mall is a shopping destination for Northeastern Arkansas, offering the most comprehensive retail selection with such key retailers as Victoria’s Secret, Buckle, Chico’s, American Eagle, Francesca’s, Aeropostale and Bath and Body Works.
Subsequent Event
In January 2013, the Company utilized available funds on deposit to pay down its Term Loan by $100.0 million. The Company simultaneously increased its available Revolver commitment from $50.0 million to $150.0 million, thereby maintaining its total level of liquidity. The outstanding balance of the Term Loan after this modification is $187.9 million, with $150.0 million of availability under the Revolver commitment which currently is fully undrawn.
In March 2013, the Company placed a new non-recourse mortgage loan on the Lakeland Square Mall, located in Lakeland, FL for $65.0 million. The loan bears interest at a fixed rate of 4.17% and has a term of ten years. This loan replaced a $50.3 million loan that had a fixed interest rate of 5.12% and was the only mortgage in the Company's portfolio that was due in 2013. Net proceeds to the Company after related closing costs and defeasance were approximately $13.4 million.

Common Share Dividend
On February 28, 2013 the Board of Directors declared a common stock dividend of $0.13 per share payable on April 29, 2013 to stockholders of record on April 15, 2013. The Company's objective is to continue to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning and acquisition plans continue to take effect.

Annual Meeting
The Company's Annual Stockholders Meeting will take place on May 3, 2013 at 12:30 PM at 787 Third Ave., New York, New York.

2013 Guidance
Based on management's expectation as of the date of this release, the Company is providing initial guidance for 2013 Core FFO in the range of $1.49 to $1.55 per diluted share for the year ending December 31, 2013. Full year guidance assumes the following: same-property Core NOI growth of 1.75% to 2.5%, lease termination income of $0.1 million to $0.3 million, general and administrative expense of $20.4 million to $20.8 million, and net interest expense of $64.6 million to $65.5 million. The guidance presented does not include the effects of property acquisitions, dispositions, or capital transaction activity completed subsequent to December 31, 2012, except those previously announced and completed. The Company expects to update its annual guidance after each quarter's results.
A reconciliation of the range of estimated diluted net (loss) per share to estimated Core FFO per share for 2013 follows:

	For the year ended
	December 31, 2013
	Low	High
Expected net (loss) per share	(0.39)	(0.30)
Add: Depreciation and amortization	1.12	1.12
Expected Funds From Operations per share	0.73	0.82
Other Core Funds From Operations adjustments (2)	0.76	0.73
Core Funds From Operations (1)	$1.49	$1.55

(1) Assumes annualized weighted average common shares outstanding - diluted of 49,979,455.
(2) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2013 Guidance includes:

	Low	High
Straight-line rent and above / below market lease amortization	18,146	17,746
Other expenses	1,000	500
Amortization of market rate adjustments	9,357	9,357
Amortization of deferred financing costs	7,673	7,423
Debt extinguishment costs	950	950
Income taxes	625	575

Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 10:00 a.m. EASTERN STANDARD TIME on March 8, 2013, to discuss fourth quarter 2012 results. The number to call is 877-705-6003 (domestic) and 1-201-493-6725 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through March 22, 2013, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 408508.
Forward Looking Statement
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, the Company's ability to increase margins, including Net Operating Income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other documents filed by the Company with the Securities and Exchange Commission.

Non GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (real estate taxes, repairs and maintenance, marketing, other property operating costs, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 32 malls in 20 states encompassing approximately 22 million square feet of space. For more information, visit www.rouseproperties.com.

Consolidated and Combined Statements of Operations and Comprehensive Loss

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2012 (Unaudited)	December 31, 2011 (Unaudited)	December 31, 2012	December 31, 2011

Revenues:
Minimum rents	$40,659	$40,008	$154,401	$153,431
Tenant recoveries	16,664	15,770	68,181	69,606
Overage rents	3,160	2,901	6,050	5,442
Other	1,671	2,229	5,342	6,337
Total revenues	62,154	60,908	233,974	234,816
Expenses:
Real estate taxes	5,903	5,522	23,447	23,465
Property maintenance costs	4,376	3,772	14,084	13,462
Marketing	1,937	1,622	3,787	4,061
Other property operating costs	15,724	14,342	61,110	57,650
Provision for doubtful accounts	505	(204)	1,919	601
General and administrative	4,926	2,601	20,652	11,330
Depreciation and amortization	19,244	19,305	71,090	78,216
Other	2,010	1,993	9,965	1,526
Total expenses	54,625	48,953	206,054	190,311
Operating income	7,529	11,955	27,920	44,505

Interest income	492	22	755	36
Interest expense	(21,490)	(16,699)	(96,889)	(70,984)
Loss before income taxes	(13,469)	(4,722)	(68,214)	(26,443)
Provision for income taxes	(117)	(148)	(445)	(533)
Net loss	$(13,586)	$(4,870)	$(68,659)	$(26,976)

Net loss per share - Basic and Diluted (1)	$(0.28)	$(0.14)	$(1.49)	$(0.75)

Dividends declared per share	$0.07	$—	$0.21	$—

Comprehensive loss:
Net loss	$(13,586)	$(4,870)	$(68,659)	$(26,976)
Other comprehensive gain (loss):
Net unrealized gain (loss) on financial instrument	32	—	—	—
Comprehensive loss	$(13,554)	$(4,870)	$(68,659)	$(26,976)

(1) Calculated using weighted average number of shares of 49,258,249 and 35,906,105 for the three months ended December 31, 2012 and 2011 and 46,149,893 and 35,906,105 for the year ended December 31, 2012 and 2011, respectively.

Consolidated and Combined Balance Sheets

(In thousands)	December 31, 2012	December 31, 2011

Assets:
Investment in real estate:
Land	$339,988	$299,941
Buildings and equipment	1,312,767	1,162,541
Less accumulated depreciation	(116,336)	(72,620)
Net investment in real estate	1,536,419	1,389,862
Cash and cash equivalents	8,092	204
Restricted cash	44,559	13,323
Demand deposit from affiliate	150,163	—
Accounts receivable, net	25,976	17,561
Deferred expenses, net	40,406	35,549
Prepaid expenses and other assets	99,458	127,025
Total assets	$1,905,073	$1,583,524

Liabilities:
Mortgages, notes and loans payable	$1,283,491	$1,059,684
Accounts payable and accrued expenses	88,686	97,512
Total liabilities	1,372,177	1,157,196

Commitments and contingencies	—	—

Equity:
Common stock (1)	493	—
Class B common stock (2)	4	—
Additional paid-in capital	588,668	—
GGP equity	—	426,328
Accumulated deficit	(56,380)	—
Total stockholders' equity	532,785	426,328
Non-controlling interest	111	—
Total equity	532,896	426,328
Total liabilities and equity	$1,905,073	$1,583,524

(1) Common stock: $0.01 par value; 500,000,000 shares authorized, 49,246,087 and 0 shares issued as of December 31, 2012 and 2011 and 49,235,528 and 0 outstanding as of December 31, 2012 and 2011, respectively.
(2) Class B common stock: $0.01 par value; 1,000,000 shares authorized, 359,056 and 0 shares issued and outstanding, respectively.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	December 31, 2012			December 31, 2011
(In thousands)	(Unaudited)			(Unaudited)
	GAAP (7)	Core Adjustments	Core NOI / FFO	GAAP (7)	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$40,659	$5,754	$46,413	$40,008	$5,900	$45,908
Tenant recoveries	16,664	—	16,664	15,770	—	15,770
Overage rents	3,160	—	3,160	2,901	—	2,901
Other	1,671	—	1,671	2,229	—	2,229
Total revenues	62,154	5,754	67,908	60,908	5,900	66,808
Operating expenses:
Real estate taxes	5,903	—	5,903	5,522	—	5,522
Property maintenance costs	4,376	—	4,376	3,772	—	3,772
Marketing	1,937	—	1,937	1,622	—	1,622
Other property operating costs (2)	15,724	(31)	15,693	14,342	(31)	14,311
Provision for doubtful accounts	505	—	505	(204)	—	(204)
Total operating expenses	28,445	(31)	28,414	25,054	(31)	25,023

Net operating income	33,709	5,785	39,494	35,854	5,931	41,785

General and administrative (3)	4,926	—	4,926	2,601	—	2,601
Other (4)	2,010	(2,010)	—	1,993	(1,993)	—
Subtotal	26,773	7,795	34,568	31,260	7,924	39,184

Interest income	492	—	492	22	—	22
Interest expense
Mark-to-market adjustments on debt	(2,584)	2,584	—	(2,722)	2,722	—
Amortization of deferred financing costs	(1,909)	1,909	—	—	—	—
Write-off of deferred financing costs	(615)	615	—	—	—	—
Interest on existing debt	(16,382)	—	(16,382)	(13,977)	—	(13,977)
Provision for income taxes	(117)	117	—	(148)	148	—
Funds from operations	$5,658	$13,020	$18,678	$14,435	$10,794	$25,229
Funds from operations per share - basic and diluted (5)			$0.38			$0.70
Funds from operations per share - normalized and diluted (6)			$0.38			$0.51

(1) Core adjustments include amounts for straight-line rent of $244 and $(718) and above / below market lease amortization of $5,510 and $6,618 for the three months ended December 31, 2012 and 2011.
(2) Core adjustments include above / below market ground lease amortization of $31 thousand for the three months ended December 31, 2012 and 2011.
(3) General and administrative costs include $843 of non-cash stock compensation expense.
(4) Core adjustments include non-comparable costs related to the spin-off from General Growth Properties and property acquisition costs
(5) Calculated using weighted average number of shares of 49,258,249 and 35,906,105 for the three months ended December 31, 2012 and 2011.
(6) Assumes 49,605,143 normalized common shares and 49,675,731 diluted common shares.
(7) Based on generally accepted accounting principles in the United States of America.

Reconciliation of Core NOI and Core FFO - For The Year Ended

	December 31, 2012			December 31, 2011
(In thousands)
	GAAP (7)	Core Adjustments	Core NOI / FFO	GAAP (7)	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$154,401	$20,420	$174,821	$153,431	$19,163	$172,594
Tenant recoveries	68,181	—	68,181	69,606	—	69,606
Overage rents	6,050	—	6,050	5,442	—	5,442
Other	5,342	—	5,342	6,337	—	6,337
Total revenues	233,974	20,420	254,394	234,816	19,163	253,979
Operating expenses:
Real estate taxes	23,447	—	23,447	23,465	—	23,465
Property maintenance costs	14,084	—	14,084	13,462	—	13,462
Marketing	3,787	—	3,787	4,061	—	4,061
Other property operating costs (2)	61,110	(125)	60,985	57,650	(125)	57,525
Provision for doubtful accounts	1,919	—	1,919	601	—	601
Total operating expenses	104,347	(125)	104,222	99,239	(125)	99,114

Net operating income	129,627	20,545	150,172	135,577	19,288	154,865

General and administrative (3)	20,652	—	20,652	11,330	—	11,330
Other (4)	9,965	(9,965)	—	1,526	(1,526)	—
Subtotal	99,010	30,510	129,520	122,721	20,814	143,535

Interest income	755	—	755	36	—	36
Interest expense
Mark-to-market adjustments on debt	(10,503)	10,503	—	(11,323)	11,323	—
Write-off of market rate debt adjustments	(8,957)	8,957	—	1,489	(1,489)	—
Amortization of deferred financing costs	(7,417)	7,417	—	—	—	—
Write-off of deferred financing costs	(2,395)	2,395	—	—	—	—
Debt extinguishment costs	—	—	—	(1,475)	1,475	—
Interest on existing debt	(67,617)	—	(67,617)	(59,675)	—	(59,675)
Provision for income taxes	(445)	445	—	(533)	533	—
Funds from operations	$2,431	$60,227	$62,658	$51,240	$32,656	$83,896
Funds from operations per share - basic and diluted (5)			$1.36			$2.34
Funds from operations per share - normalized and diluted (6)			$1.26			$1.69

(1) Core adjustments include amounts for straight-line rent of $(3,608) and $(6,031) and above / below market lease amortization of $24,028 and $25,194 for the year ended December 31, 2012 and 2011.
(2) Core adjustments include above / below market ground lease amortization of $125 for the year ended December 31, 2012 and 2011.
(3) General and administrative costs include $2,494 of non-cash stock compensation expense and $352 of corporate allocation from GGP.
(4) Core adjustments include non-comparable costs related to the spin-off from General Growth Properties and property acquisition costs
(5) Calculated using weighted average number of shares of 46,149,893 and 35,906,105 for the year ended December 31, 2012 and 2011.
(6) Assumes 49,605,143 normalized common shares and 49,675,731 diluted common shares.
(7) Based on generally accepted accounting principles in the United States of America.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended		Year Ended
(In thousands)	December 31, 2012 (Unaudited)	December 31, 2011 (Unaudited)	December 31, 2012	December 31, 2011

Reconciliation of NOI to GAAP Operating Income
NOI:	$33,709	$35,854	$129,627	$135,577
General and administrative	(4,926)	(2,601)	(20,652)	(11,330)
Other	(2,010)	(1,993)	(9,965)	(1,526)
Depreciation and amortization	(19,244)	(19,305)	(71,090)	(78,216)
Operating income	$7,529	$11,955	$27,920	$44,505

Reconciliation of FFO to GAAP Net Loss Attributable to Common Stockholders
FFO:	$5,658	$14,435	$2,431	$51,240
Depreciation and amortization	(19,244)	(19,305)	(71,090)	(78,216)
Net loss attributable to common stockholders	$(13,586)	$(4,870)	$(68,659)	$(26,976)

Weighted average numbers of shares outstanding	49,258,249	35,906,105	46,149,893	35,906,105
Per Share	$(0.28)	$(0.14)	$(1.49)	$(0.75)
.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com